Exhibit 99.1

Ideanomics Reports Full Year 2018 Financial Results

-	Revenue for the year ended December 31, 2018 was $377.7 million
-	Earnings Release Conference Call to be held Monday April 1, 2019 at 8:00 a.m. ET

NEW YORK, April 1, 2019 /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company"), a global AI-driven management and financial services company acting as a catalyst for transformative industries, announced today its Full Year 2018 operating results for the period ended December 31, 2018 (a full copy of the Company's annual report on Form 10-K is available at www.sec.gov).

Conference Call: Ideanomics’ management, including Dr. Bruno Wu (Chairman),Alf Poor (Chief Executive Officer), Federico Tovar (Chief Financial Officer) and Tony Sklar (VP of Communications and Head of Investor Relations), will host live an earnings release conference call at 8:30 am ET, Monday, April 1, 2019 (8:30 pm Monday April 1, 2019 Beijing/Hong Kong Time).

To join the webcast, please visit the 'Events & Presentations' section of the Ideanomics corporate website (http://www.ideanomics.com/), or Dial-in Number: (Toll-Free US & Canada): 877-407-3107 or 201-493-6796; for China: +86-400-120-2840. Time permitting, Ideanomics management will answer questions during the live Q&A session.

A replay of the earning call will be available soon after the conclusion of the event.

Ideanomics Full Year 2018 Operating Results

Revenue for the year ended December 31, 2018 was $377.7 million as compared to $144.4 million for the same period in 2017, an increase of approximately $233.3 million, or 162%. The increase was mainly due to our logistics management business of crude oil trading initiated in October 2017 and partially offset in the amount of $0.8 million by a decrease of our legacy YOD business.

Our 2018 business strategy and the primary goal for entering crude oil and consumer electronic is to learn about the needs of buyers and sellers in industries to deploy blockchain and AI solutions. Our activities in the crude oil trading and consumer electronic business have been successful in various aspects. We generated revenue of $359.8 million for the first 3 quarters and have gained experience in the traditional logistics management and financing business, such that we have identified initial use cases for the applications of the technologies in our Fintech ecosystem. While we have gained this experience, the Company does not intend to be a logistics management company. Therefore, we decided to gradually start contracting our crude oil trading business and consumer electronics business starting in the third quarter of 2018 so that we can work towards enabling the application of our Fintech ecosystem for other useful and more lucrative cases that we have identified.

In parallel, for strategic reasons, during the course of the third and fourth quarter, we also chose to focus our resources and efforts on other non-crude oil trading and non-logistics management revenue generating opportunities that we have identified in the market. These other market opportunities also involve the use of our technologies across our Fintech ecosystem and their applications across industry ventures.

Cost of revenues was $ 374.6 million for the year ended December 31, 2018, as compared to $137.2 million for the year ended December 31, 2017. Our cost of revenues increased by $237.4 million which is in line with our increase in revenues. Our cost of revenues is primarily comprised of cost to purchase electronics products and crude oil from suppliers in our logistics management business and the cost of sales in Legacy YOD business is primarily comprised of content licensing fees. Our content license agreements with production companies incorporate minimum guaranteed payment levels.

Our gross profit for the year ended December 31, 2018 was approximately $3.2 million, as compared to $7.2 million during the same period in 2017.

Our current crude oil and consumer electronics trading business operates in highly competitive global markets characterized by aggressive price competition, resulting in downward pressure on already low gross margins.

Our selling, general and administrative expense for the year ended December 31, 2018 was $ 22.5 million as compared to $13.1 million for the same period in 2017, an increase of approximately $9.3 million or 71%. The majority of the increase was due to:

☐	an increase in headcounts and relevant traveling expense in the amount of $2.5 million;

☐	an increase of approximately of $2.1 million in share-based compensation that were paid to our employees;

☐	an increase of approximately of $3.0 million in consulting, legal, and professional service fees that were paid to our external consultants who provided various consulting services with respect to our Fintech and Platform-as-a-Service business; and

☐	an increase in our sales and marketing expense in the amount of $0.9 million relating to the introduction and promotion of our business models to various potential investors and business partners, as well as the marketing of Wecast Services business.

☐	an increase in rent expense by $1 million mainly for our office in New York City.

Most of the costs are one time, associated with the departure of certain executives and are significantly reduced for 2019.

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to business transition and expansion. Our professional fees increased approximately by $1.5 million, or 48%, for the year ended December 31, 2018, compared with the same period in 2017. The increase was related to an increase in legal, valuation, audit and tax as well as fees associated with continuing to build out our technology ecosystem and establishing strategic partnerships and M&A activity as part of this technology ecosystem.

Our loss from operations was increased by $16.1 million to $26.2 million for the year ended December 31, 2018, from $10.1 million during 2017. This was mostly due to the decrease in gross profit from our Wecast Services segment and the increase of operating expenses for the development of Wecast Service business.

Loss per share for 2018 was $0.35 as compared to $0.17 in 2017.

As of December 31, 2018 the company had cash of $3.1 million, total assets of $94.2 million, total equity of $43.2 million.

From 2019 onwards, the Company has officially transformed into a strong AI enhanced financial advisory and asset management model, that is now positioned to deliver significant value to its shareholders and strong economics.

Over the past year Ideanomics has been able to continue its transformation from its legacy business, to be a prominent player for fintech services and asset digitization through establishing a global compliant network of financial technology, user community, and digital asset production. Our team of seasoned digital strategists and technology leaders has positioned the Company towards a path of unlocking unlocking FinTech services related revenue for 2019. We have several signed customer revenue deals in the areas of CleanTech, EV bus sales and asset backed securitization, and others in our pipeline, and our product and tech teams are diligently building out these new digital products to unlock this revenue in the near term and position the company towards a strong 2019.

The Company is committed to our successful product launches. These deals have the potential to derive significant revenues and sustain the long-term viability of our business model.

“The investments we have made over the past 18 months have been essential for building a strong foundation and future for both Ideanomics and our shareholders. They are part of the vision we are bringing to reality,” said Dr. Bruno Wu, Chairman of Ideanomics. “I want to say a very big thank to all our partners, vendors, board members, and the management team who have worked tirelessly with Alf and I to build a platform for Ideanomics success. I also want to thank our clients, for allowing us to serve your needs, to our shareowners for your support, and to the Ideanomics team everywhere for your ingenuity, your passion, and your work ethic.”

About Ideanomics

Ideanomics is a global Fintech and AI catalyst for transformative industries combines deal origination and enablement with technology and applications as part of the next-generation of financial services. We drive shareholder value through 3 primary divisions: Artificial Intelligence (AI) Division, Digital Banking and Advisory, and Digital Asset Management Services.

The company is headquartered in New York, NY, and has offices in Beijing, China, with plans for global centers for Technology and Innovation such as our primary fintech village campus in West Hartford, CT.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties, and include statements regarding our intention to transition our business model to become a next-generation financial technology company, our business strategy and planned product offerings, our intention to phase out our oil trading and consumer electronics businesses, and potential future financial results. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to continue as a going concern; our ability to raise additional financing to meet our business requirements; the transformation of our business model; fluctuations in our operating results; strain to our personnel management, financial systems and other resources as we grow our business; our ability to attract and retain key employees and senior management; competitive pressure; our international operations; and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Tony Sklar, VP of Communications at Ideanomics

55 Broadway, 19th Floor New York, New York 10006 Email: ir@ideanomics.com

www.ideanomics.com

Tel: +1.212.206.1216

IDEANOMICS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31,	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$3,106,244	$7,208,037
Restricted cash	-	369,280
Accounts receivable, net	19,370,665	26,962,085
Licensed content	16,958,149	16,958,149
Inventory	-	216,453
Prepaid expenses	2,042,041	2,202,728
Other current assets	3,594,942	2,276,096
Total current assets	45,072,041	56,192,828
Property and equipment, net	15,029,427	127,275
Intangible assets, net	3,036,352	148,874
Goodwill	704,884	-
Long-term investments	26,408,609	6,975,511
Other non-current assets	3,983,799	-
Total assets	$94,235,112	$63,444,488

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable	$19,265,094	$26,829,593
Deferred revenue	405,929	222,350
Accrued interest due to a related party	140,055	20,055
Accrued salaries	706,351	737,072
Amount due to related parties	800,822	434,030
Other current liabilities	4,615,346	801,560
Convertible promissory note due to related parties	4,000,000	3,000,000
Total current liabilities	29,933,597	32,044,660
Deferred tax liabilities	513,935	-
Asset retirement obligations	8,000,000	-
Convertible note-long term	11,313,770	-
Other non-current liabilities	-	384,243
Total liabilities	49,761,302	32,428,903
Commitments and contingencies
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation and deemed liquidation preference of $3,500,000 as of December 31, 2018 and 2017, respectively	1,261,995	1,261,995
Equity:
Common stock - $0.001 par value; 1,500,000,000 shares authorized, 102,766,006 and 68,509,090 shares issued and outstanding as of December 31, 2018 and 2017, respectively	102,765	68,509
Additional paid-in capital	195,779,576	158,449,544
Accumulated deficit	(149,975,302)	(126,693,022)
Accumulated other comprehensive loss	(1,664,598)	(782,074)
Total IDEX shareholder’s equity	44,242,441	31,042,957
Non-controlling interest	(1,030,626)	(1,289,367)
Total equity	43,211,815	29,753,590
Total liabilities, convertible redeemable preferred stock and equity	$94,235,112	$63,444,488

IDEANOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,	2018	2017

Revenue from third parties	$377,742,872	$125,379,786
Revenue from related party	-	18,973,054
Total revenue	377,742,872	144,352,840
Cost of revenue from third parties	130,464,906	137,188,393
Cost of revenue from related parties	244,110,132	-
Gross profit	3,167,834	7,164,447

Operating expenses:
Selling, general and administrative expenses	22,471,976	13,129,313
Research and development expense	1,654,491	406,845
Professional fees	4,749,799	3,200,885
Depreciation and amortization	352,332	308,102
Impairment of other intangible assets	134,290	216,468
Total operating expenses	29,362,888	17,261,613

Loss from operations	(26,195,054)	(10,097,166)

Interest and other income (expense):
Interest expense, net	(804,595)	(94,618)
Change in fair value of warrant liabilities	-	(112,642)
Equity in loss of equity method investees	(180,625)	(129,193)
Loss on disposal of a subsidiary	(1,183,289)	-
Others	(99,765)	(426,698)
Loss before income taxes and non-controlling interest	(28,463,328)	(10,860,317)

Income tax benefit	40,244	-

Net loss	(28,423,084)	(10,860,317)

Net loss attributable to non-controlling interest	996,728	357,268

Net loss attributable to IDEX common shareholders	$(27,426,356)	$(10,503,049)

Basic and diluted loss per share	$(0.35)	$(0.17)

Weighted average shares outstanding:

Basic and diluted	78,386,116	61,182,209